Exhibit 99.1

Investment

Corporation

AAMES INVESTMENT CORPORATION

ANNOUNCES PRICING OF PUBLIC OFFERING

Los Angeles, California, November 2, 2004 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today announced that it has priced a public offering of 35.0 million shares of its common stock at $8.50 per share, for a total offering of $297.5 million. Aames Investment has granted the underwriters an option, exercisable for 30 days, to purchase up to 5,250,000 additional shares of its newly issued common stock to cover over-allotments, if any.

Friedman, Billings, Ramsey & Co., Inc. is the sole book-running manager of the offering. Credit Suisse First Boston and Flagstone Securities are co-managers.

The newly issued shares will begin trading on November 2, 2004 on the New York Stock Exchange under the symbol “AIC.”

A registration statement relating to these securities has been filed by Aames Investment with, and declared effective by, the Securities and Exchange Commission. This communication does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus relating to the offering may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209.

About Aames Investment

Aames Investment Corporation is a mortgage real estate investment trust, providing first and second mortgage products to sub-prime borrowers nationwide through its operating subsidiary, Aames Financial Corporation, a 50-year old sub-prime lender. Aames Investment is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about Aames Investment, please visit www.aames.net.

Safe Harbor Regarding Forward-Looking Statements

From time to time the company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames Investment notes that a variety of factors could cause their actual results and experiences to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames Investment’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; concentrated ownership of the company by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. In addition, Aames Investment cannot guarantee compliance with the federal tax requirements applicable to REITs or Aames Investment’s effective operation within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties, see the registration statement on Form S-11 filed with the SEC, including the prospectus contained therein, relating to the initial public offering of Aames Investment’s common stock.